Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS THIRD QUARTER 2011 RESULTS

DECLARES THIRD QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, October 26, 2011 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended September 30, 2011.

Third Quarter 2011
•	Generated net income of $2.9 million for the three months ended September 30, 2011
•	Awarded time charter contract with the Military Sealift Command to transport supplies for one year with options for up to an additional three years and 11 months

Net Income
The Company reported Net Income of $2.9 million for the three months ended September 30, 2011. For the comparable three months ended September 30, 2010, the Company reported a loss of $13.8 million which included a $25.4 million non-cash impairment charge relating to the rail ferry service.

Mr. Niels M. Johnsen, chairman and chief executive officer, stated, “In the third quarter we were awarded a new time charter contract to transport supplies for the Military Sealift Command which increases our contracted revenue stream and demonstrates our ability to maintain long-standing customer relationships. This Military Sealift Command time charter contract will be performed by a newly acquired 2000-built multi-purpose ice strengthened vessel which is being reflagged to United States Flag.

“As we work to expand our fleet and develop new growth opportunities, we remain committed to providing our shareholders with a return through our dividend policy. Our Board declared a third quarter payment of $0.375 per share, this makes a total of $5.625 per share in dividends declared since reinstituting our dividend policy in the fourth quarter of 2008.”

Operating Income
In spite of continued challenges in world transportation markets, the Company’s Gross Voyage Profit, representing the operating results of its five segments, excluding the $25.4 non-cash impairment charge, decreased from $19.6 million to $13.4 million year-over-year. The lower results are attributable to reduced supplemental cargo volumes, fewer operating days on the U.S. Flag Coal Carrier, and lower results from the Rail Ferry service. The U.S. Flag Coal Carrier had a third party commercial voyage in the third quarter of 2010 in addition to her normal operations under her time charter. The Rail Ferry experienced an extraordinary, one-time increase in northbound cargo volumes in 2010 due to storm-related track outages.  During the 2011 third quarter the Rail Ferry segment operated at 76% of capacity, a level that is generating our expected results. The Company’s U.S. Flag Time Charter segment, excluding the supplemental cargoes and Coal Carrier, had slightly lower results owing to a reduced number of full operating days of its vessels under contract to the Military Sealift Command. The International Time Charter segment results were higher compared to the prior year period as the three Handysize vessels and the Capesize vessel generated satisfactory results. Results from the Company’s Contract of Affreightment segment as well as its Other segment were comparable to the year ago period.  Administrative and General Expenses during the third quarter of 2011 were slightly below the 2010 third quarter levels.

Interest and Other Expense
Interest expense for the three months ended September 30, 2011, increased from the comparable period in 2010. This increase is a product of the purchase of its two previously leased PCTC vessels and the additional debt on the purchase of the three Handysize Bulk Carriers placed in service earlier in 2011. During the quarter the Japanese Yen continued to strengthen versus the U.S. dollar creating a non-cash charge of $2.7 million.  The Yen was pegged at 77.04 to $1 USD as of the end of the third quarter.

Federal Income Tax Benefit
The Company’s third quarter income tax provision was $150,000 as compared to a benefit of $51,000 for 2010 third quarter. As the Company has no deferred tax liability balance, any losses from its on-going operations require valuation allowances which effectively eliminate the tax benefits generated in the quarter.

Balance Sheet
The Company’s working capital at September 30, 2011, was approximately $11.9 million, a reduction of approximately $20 million from June 30, 2011. Cash, Cash Equivalents and Marketable Securities were approximately $31 million at the end of the quarter.

The equity portion of the acquisition financing of the two car carriers previously leased caused the drop in working capital. The Company generated approximately $10.9 million in cash from its operating activities while paying debt service of approximately $8.4 million during the quarter.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of November 16, 2011, payable on December 1, 2011. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

Conference Call
In connection with this earnings release, management will host an earnings conference call on Thursday, October 27, 2011 at 10:00 AM ET. To participate in the conference call, please dial (888) 312-3046 (domestic) or (719) 325-2109 (international). Participants can reference the International Shipholding Corporation Third Quarter 2011 Earnings Call or passcode 5271974. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through November 3, 2011, at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 5271974.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2010 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months ended September 30,
	2011	2010	2011	2010
Revenues	$67,087	$74,400	$201,382	$232,398
Operating Expenses:
Voyage Expenses	46,911	49,925	147,715	166,381
Vessel Depreciation	6,775	4,923	18,244	13,671
Impairment Loss	-	25,430	-	25,430
Administrative and General Expenses	4,769	4,844	16,053	16,278
Gain on Dry Bulk Transaction	-	-	(18,844)	-
Loss (Gain) on Sale of Other Assets	-	29	-	(46)

Total Operating Expenses	58,455	85,151	163,168	221,714

Operating Income (Loss)	8,633	(10,751)	38,215	10,684
Interest and Other:
Interest Expense	2,850	1,745	7,470	5,549
Derivative Loss	124	172	109	400
Gain on Sale of Investment	(67)	-	(181)	(16)
Other Income from Vessel Financing	(654)	(577)	(2,014)	(1,771)
Investment (Income)	(137)	(303)	(522)	(1,469)
Foreign Exchange Loss	2,664	3,396	3,075	6,544
	4,780	4,433	7,937	9,237
Income Before Provision (Benefit) for Income Taxes and
Equity in Net Income of Unconsolidated Entities	3,853	(15,184)	30,278	1,447
Provision (Benefit) for Income Taxes:
Current	150	173	518	496
Deferred	-	(224)	-	(1,189)
State	-	-	13	-
	150	(51)	531	(693)

Equity in Net (Loss) Income of Unconsolidated
Entities (Net of Applicable Taxes)	(852)	1,310	22	4,221

Net Income (Loss)	$2,850	$(13,823)	$29,768	$6,361

Basic and Diluted Earnings Per Common Share:
Continuing Operations	$0.40	$(1.95)	$4.18	$0.89
Basic Earnings Per Common Share:	$0.40	$(1.95)	$4.18	$0.89
Continuing Operations	$0.40	$(1.95)	$4.15	$0.88
Diluted Earnings Per Common Share:	$0.40	$(1.95)	$4.15	$0.88

Weighted Average Shares of Common Stock Outstanding:
Basic	7,140,752	7,075,659	7,128,810	7,186,335
Diluted	7,190,082	7,075,659	7,165,298	7,252,888
Dividends Per Share	$0.375	$0.375	$1.125	$1.250

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	September 30,	December 31,
ASSETS	2011	2010

Current Assets:
Cash and Cash Equivalents	$16,646	$24,158
Restricted Cash	6,175	-
Marketable Securities	8,525	11,527
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $342 and $311 in 2011 and 2010:	19,044	16,474
Federal Income Taxes Receivable	22	242
Net Investment in Direct Financing Leases	6,104	5,596
Other Current Assets	3,893	2,513
Notes Receivable	4,248	4,248
Material and Supplies Inventory, at Lower of Cost or Market	4,945	3,774
Total Current Assets	69,591	68,532

Investment in Unconsolidated Entities	14,452	27,261

Net Investment in Direct Financing Leases	45,462	50,102

Vessels, Property, and Other Equipment, at Cost:
Vessels	561,219	365,797
Leasehold Improvements	26,128	26,128
Construction in Progress	13,812	78,355
Furniture and Equipment	9,367	7,863
	610,526	478,143
Less - Accumulated Depreciation	(163,976)	(143,667)
	446,550	334,476

Other Assets:
Deferred Charges, Net of Accumulated Amortization	16,013	14,482
of $15,628 and $14,525 in 2011 and 2010, Respectively
Intangible Assets, Net	3,863	-
Due from Related Parties	3,837	4,124
Notes Receivable	36,956	40,142
Other	4,980	5,004
	65,649	63,752

	$641,715	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$35,111	$21,324
Accounts Payable and Accrued Liabilities	22,628	32,114
Total Current Liabilities	57,739	53,438

Long-Term Debt, Less Current Maturities	264,314	200,241

Other Long-Term Liabilities:
Deferred Income Taxes	135	-
Lease Incentive Obligation	6,675	7,022
Other	57,544	49,672

TOTAL LIABILITIES	386,407	310,373

Stockholders' Equity:
Common Stock	8,590	8,564
Additional Paid-In Capital	85,449	84,846
Retained Earnings	205,006	183,541
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive (Loss)	(18,334)	(17,798)
TOTAL STOCKHOLDERS' EQUITY	255,308	233,750

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$641,715	$544,123

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
	Nine Months Ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$29,768	$6,361
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	18,988	14,400
Amortization of Deferred Charges and Other Assets	6,438	7,095
Deferred Benefit for Income Taxes	-	(1,189)
Gain on Acquisition	(18,844)	-
Impairment Loss	-	25,430
Non-Cash Stock Based Compensation	1,404	1,926
Equity in Net Income of Unconsolidated Entities	(22)	(4,221)
Distributions from Unconsolidated Entities	750	2,250
Gain on Sale of Assets	-	(46)
Gain on Sale of Investments	(181)	(16)
Loss on Foreign Currency Exchange	3,075	6,544
Changes in:
Deferred Drydocking Charges	(5,370)	(765)
Accounts Receivable	(2,570)	(2,474)
Inventories and Other Current Assets	(1,129)	(12)
Other Assets	25	640
Accounts Payable and Accrued Liabilities	(2,190)	(5,074)
Other Long-Term Liabilities	(174)	(314)
Net Cash Provided by Operating Activities	29,968	50,535

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	4,131	4,213
Capital Improvements to Vessels and Other Assets	(82,199)	(80,065)
Proceeds from Sale of Assets	-	3,853
Purchase of Marketable Securities	(79)	(8,806)
Proceeds from Sale of Marketable Securities	2,523	598
Investment in Unconsolidated Entities	(2,046)	(3,334)
Acquisition of Unconsolidated Entity	7,092	-
Net Increase in Restricted Cash Account	(6,175)	-
Proceeds from Note Receivables	3,101	4,422
Net Cash Used In Investing Activities	(73,651)	(79,119)

Cash Flows from Financing Activities:
Common Stock Repurchase	-	(5,231)
Proceeds from Issuance of Debt	103,979	132,185
Repayment of Debt	(57,748)	(103,094)
Additions to Deferred Financing Charges	(1,757)	(1,103)
Common Stock Dividends Paid	(8,303)	(9,228)
Net Cash Provided by Financing Activities	36,171	13,529
Net Increase in Cash and Cash Equivalents	(7,512)	(15,055)
Cash and Cash Equivalents at Beginning of Period	24,158	47,468

Cash and Cash Equivalents at End of Period	$16,646	$32,413